Exhibit 99.3

UNILIFE CORPORATION

ARBN 141 042 757

Appendix 4D – Half Year Report

Six months ended 31 December 2012

Results for announcement to the market

UNILIFE CORPORATION HIGHLIGHTS

Results for Announcement to the Market

				Six Months Ended 31 December 2012 US$000’s	Six Months Ended 31 December 2011 US$000’s
Revenues from ordinary activities	Down	54.3%	to	1,391	3,042
Profit (loss) from ordinary activities after tax attributable to members	Up	20.3%	to	(27,137)	(22,555)
Net profit (loss) for the period attributable to members	Up	20.3%	to	(27,137)	(22,555)

Dividends (distribution)	Amount per security	Franked amount per security
Final dividend	N/A	N/A
Interim dividend	N/A	N/A
Total	N/A	N/A
Record date for determining entitlements to the dividend		N/A

Results of Operations

Revenues decreased from US$3.0 million during the six months ended 31 December 2011 to US$1.4 million during the six months ended 31 December 2012. This decrease was primarily attributable to the recognition of $1.4 million of revenue related to the achievement of the last milestone under our industrialization agreement with Sanofi during the six months ended 31 December 2011.

Net loss increased from US$22.6 million during the six months ended 31 December 2011 to US$27.1 million during the six months ended 31 December 2012. The increase in the net loss was primarily attributable to the decrease in revenues as well as an increase in non-cash share-based compensation expense.

Basis of the Preparation of the Half Year Report

The half year report has been prepared in accordance with ASX Listing Rule 4.2A.3 and the disclosure requirements of ASX Appendix 4D.

The half year report has been prepared in accordance with accounting principles generally accepted in the United States of America.

The Board of Directors does not recommend that a dividend relating to the six months ended 31 December 2012 be paid. As such, there is no applicable record date.

Net Tangible Assets per Security

	31 December 2012		31 December 2011
Net tangible assets per share	US$	0.33	US$	0.76
Net tangible assets per CDI	A$	0.05	A$	0.13

JIM BOSNJAK
Chairman

Date: 12 February 2013

Half Year Report to 31 December 2012

Unilife Corporation ARBN 141 042 757

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